Monaker Group, Inc. 10-K

Exhibit 23.1

We consent to the incorporation by reference in the Registration Statements Nos. 333-224309, 333-226951, 333-252580, 333-256060 and 333-220619 on Form S-3 and Registration Statements Nos. 333-248475 and 333-229370 on Form S-8 of Monaker Group, Inc., of our report dated May 29, 2020, relating to the consolidated financial statements of Monaker Group, Inc. that appear in the Annual Report on Form 10-K of Monaker Group, Inc. for the year ended February 29, 2020.

/s/ Thayer O’Neal, LLC

Sugar Land, Texas

June 7, 2021